Contact:
	Julie McDowell	Exhibit 99.1
Vice President
Corporate Communications
610-948-2836

	FOR IMMEDIATE RELEASE	July 14, 2004

TELEFLEX ANNOUNCES SECOND QUARTER 2004 RESULTS

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that revenues for the second quarter ended June 27, 2004 increased 13 percent to $653.4 million compared to $577.9 million for the second quarter of 2003. Net income in the quarter increased to $34.2 million compared to $31.8 million in the prior year. Diluted earnings per share were 84 cents compared with 80 cents for the same period a year ago. Results for the second quarter of 2004 included a gain of 7 cents per share from the divestiture of three businesses.

Revenues in the first six months of 2004 increased 15 percent to $1.29 billion compared to $1.12 billion last year. Net income was $63.6 million in the first six months compared with $61.1 million for the same period a year ago. Diluted earnings per share were $1.57 compared with $1.54 per share for the same period in 2003. Results for the first six months included the aforementioned gain of 7 cents per share from the divestiture of businesses. Results for the first six months of 2003 included a gain of 5 cents per share from the sale of an investment.

“Given our strong revenue growth and solid cash flow, earnings for the quarter were disappointing,” commented Jeffrey P. Black, president and chief executive officer of Teleflex. “While the Medical Segment continued to deliver double-digit growth in revenues and earnings, we faced near-term challenges that increased expenses in both the Aerospace and Commercial Segments.”

During the quarter, the Aerospace Segment incurred one-time costs of over $4 million resulting from a decision to accelerate the phasing out of construction services and from unexpected costs in June related to the transfer of production from a closed facility. Also during June, the Commercial Segment was negatively impacted by price reductions and higher than expected raw material and production costs in the Automotive product line amounting to more than $2 million.

The company now expects production costs in the Automotive product line to continue at an increased level through the end of the year as it adjusts to conditions created by pricing pressure, higher raw-material costs and reduced demand for the adjustable pedal line.

Black continued, “With the acquisition of Hudson Respiratory Care and the divestiture of three non-strategic businesses, we have begun the transformation of our portfolio to a balanced and diversified set of businesses with greater opportunity for earnings growth and improved operating margins.”

During the second quarter of 2004, Teleflex completed the divestiture of three businesses in the Commercial Segment which represented approximately $100 million in annual sales. The company is continuing its portfolio evaluation program and has identified additional businesses that are under review. Combined, these businesses under review represent approximately $300 million in annualized sales.

Commenting on the outlook for the year, Mr. Black added, “During the second half of the year we continue to expect solid progress in our Medical, Marine and Industrial product lines. While we believe the nature of costs experienced by our Aerospace product lines are behind us, market conditions cause us to remain cautious. The lowered expectations in our Automotive product line relate substantially to pedal products while our traditional and new products remain steady. Accordingly, at this time, we anticipate earnings for the full year to be in the range of $2.90 to $3.00.”

Second Quarter Business Segment Results
 For the second quarter, core growth contributed to revenue increases across all three business segments – Commercial, Medical and Aerospace. Revenue growth of 13 percent in the quarter consisted of 7 percent from core growth, 3 percent from currency translation and 3 percent from acquisitions net of dispositions.

For the quarter, Commercial Segment sales were $359.0 million, an increase of 13 percent over the same period last year. Segment results included revenue gains in all three product lines, Automotive, Marine and Industrial. Automotive sales growth came primarily from higher volume for shifters and guide controls in Europe. Marine sales increased on higher volume for marine steering and other OEM products. Industrial sales increased as a result of acquisitions and higher volume for a range of industrial products. Commercial Segment operating profit was up slightly compared to the second quarter 2003. Operating profit gains in Marine and Industrial offset the negative impact of price reductions, raw material price increases and other production expenses in the Automotive product line.

Medical Segment sales rose 22 percent to $158.2 million compared to the same period last year. Health Care Supply reported higher sales largely due to sales growth in new products, OEM specialty device products and currency translation. Surgical Devices sales improved as a result of the cardiothoracic devices acquisition in 2003. Medical Segment operating profit gained 23 percent related to higher volume in Health Care Supply and the acquisition in Surgical Devices.

Aerospace Segment sales increased 5 percent to $136.2 million. Higher volume in Repair Services and Manufactured Components offset declines in sales of Cargo Systems and Industrial Gas Turbine Services. Operating profit for the Aerospace Segment was lower primarily as a result of declines in the Cargo Systems and Manufactured Components product lines.

Cash flow from operations for the first six months was $116.5 million compared to $102.2 million a year ago. After the close of the quarter, the company expanded its debt levels by $460 million in connection with the Hudson acquisition.

As previously announced, Teleflex will comment on second quarter 2004 results and the announcements made today on a conference call to be held Thursday, July 15, at 10:00 a.m. (ET). The call will be archived and available on the company’s website at www.teleflex.com. An audio replay will be available from July 15 until July 20 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode #97427562.

The figures are as follows:

COMPARATIVE SUMMARY OF REVENUES AND EARNINGS
(Unaudited)

			Percent
Three Months Ended	June 27, 2004	June 29, 2003	Change
Sales
Commercial Products	$359,011,000	$318,205,000	13%
Medical Products	158,245,000	129,679,000	22%
Aerospace Products	136,168,000	130,061,000	5%

Total	$653,424,000	$577,945,000	13%
Operating Profit
Commercial Products	$33,121,000	$32,905,000	1%
Medical Products	26,498,000	21,576,000	23%
Aerospace Products	(4,579,000)	1,940,000	—

Total	$55,040,000	$56,421,000	(2%)
Less:
Interest expense	6,145,000	6,610,000	(7%)
Corporate expenses	6,527,000	4,981,000	31%
Gain on sale of businesses	(5,083,000)	—	—

Income before taxes	47,451,000	44,830,000	6%
Taxes on income	13,286,000	12,995,000	2%

Net income	$34,165,000	$31,835,000	7%

Earnings per share
Basic	$.85	$.81	5%
Diluted	$.84	$.80	5%
Average shares outstanding
Basic	40,195,000	39,539,000
Diluted	40,538,000	39,837,000

			Percent
Six Months Ended	June 27, 2004	June 29, 2003	Change
Sales
Commercial Products	$709,826,000	$618,016,000	15%
Medical Products	308,845,000	247,824,000	25%
Aerospace Products	272,758,000	258,326,000	6%

Total	$1,291,429,000	$1,124,166,000	15%
Operating Profit
Commercial Products	$62,871,000	$62,032,000	1%
Medical Products	49,404,000	40,623,000	22%
Aerospace Products	(2,966,000)	3,853,000	—

Total	$109,309,000	$106,508,000	3%
Less:
Interest expense	12,920,000	13,175,000	(2%)
Corporate expenses	13,088,000	10,036,000	30%
Gain on sale of businesses and assets	(5,083,000)	(3,068,000)	—

Income before taxes	88,384,000	86,365,000	2%
Taxes on income	24,747,000	25,289,000	(2%)

Net income	$63,637,000	$61,076,000	4%

Earnings per share
Basic	$1.59	$1.55	3%
Diluted	$1.57	$1.54	2%
Average shares outstanding
Basic	40,093,000	39,493,000
Diluted	40,498,000	39,769,000

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 27, 2004	December 28, 2003
Assets
Current assets
Cash and cash equivalents	$81,522,000	$56,580,000
Accounts receivable, net	505,838,000	478,433,000
Inventories	425,139,000	443,145,000
Prepaid expenses	22,718,000	28,029,000

	1,035,217,000	1,006,187,000
Property, plant and equipment, net	629,531,000	667,619,000
Goodwill	286,130,000	289,644,000
Intangibles and other assets	114,534,000	111,868,000
Investments in affiliates	32,362,000	35,295,000

	$2,097,774,000	$2,110,613,000

Liabilities and shareholders’ equity
Current liabilities
Current borrowings	$172,326,000	$226,103,000
Accounts payable and accrued expenses	337,913,000	343,935,000
Income taxes payable	48,579,000	42,633,000

	558,818,000	612,671,000
Long-term borrowings	205,692,000	229,882,000
Deferred income taxes and other	218,385,000	205,758,000

	982,895,000	1,048,311,000
Shareholders’ equity	1,114,879,000	1,062,302,000

	$2,097,774,000	$2,110,613,000

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Six Months Ended	June 27, 2004	June 29, 2003
Cash flows from operating activities	$116,462,000	$102,175,000
Cash flows from financing activities:
Reduction in long-term borrowings	(28,990,000)	(11,621,000)
(Decrease) increase in current borrowings and demand loans	(51,152,000)	2,461,000
Stock compensation plans	12,225,000	1,051,000
Dividends	(16,635,000)	(15,007,000)

	(84,552,000)	(23,116,000)

Cash flows from investing activities:
Expenditures for plant assets	(30,174,000)	(44,462,000)
Payments for businesses acquired	—	(22,916,000)
Proceeds from the sale of businesses and assets	23,793,000	4,728,000
Investments in affiliates and other	(587,000)	(1,317,000)

	(6,968,000)	(63,967,000)

Net increase in cash and cash equivalents	24,942,000	15,092,000
Cash and cash equivalents at the beginning of the period	56,580,000	44,494,000

Cash and cash equivalents at the end of the period	$81,522,000	$59,586,000

Teleflex at a Glance:
 Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:
 Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Form 10-K and other Securities and Exchange Commission filings.

Notes:
 On March 2, 2004, the company announced that it had been notified that a jury had rendered a verdict against one of its subsidiaries in a trademark infringement case in the amount of $2.6 million as “reasonable royalties” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict and the trial judge has reserved judgment on the matter. Under applicable Federal trademark law, the trial judge has the discretion to determine whether and in what amount an award for unjust enrichment will be made. As of July 14, 2004, no judgment had been entered on this matter. The company cannot predict when judgment will be entered in this case, nor predict what amount, if any, may be awarded for unjust enrichment.

As disclosed in the company’s first quarter Form 10-Q, management has identified four non-consolidated entities as Variable Interest Entities (VIEs) where the company is considered the primary beneficiary. The company’s net investment in these VIEs is $10 million as of June 27, 2004 and is included in Investments in affiliates. Third party appraisers are evaluating the fair value of these entities in accordance with the provisions of FIN 46R, but management does not expect that these fair value assessments will have a material impact on the company’s financial position, results of operations or cash flows.

For more information please refer to the company’s 2003 Form 10-K and annual report to shareholders available at www.teleflex.com.

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